                                                                   EXHIBIT 10.34


                          AGREEMENT AND PLAN OF MERGER

                              DATED JULY 11, 1997

                                  BY AND AMONG

                            SPACELABS MEDICAL, INC.,

                          SLMD ACQUISITION CORPORATION

                                 BURDICK, INC.,

                                      AND

                     CERTAIN SHAREHOLDERS OF BURDICK, INC.

                               TABLE OF CONTENTS

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
ARTICLE I         DEFINITIONS

         Section 1.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II        THE MERGER

         Section 2.1  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 2.2  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 2.3  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 2.4  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE III       CONVERSION AND EXCHANGE

         Section 3.1  Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Section 3.2  Surrender and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 3.3  No Further Transfers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.4  Certain Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 3.5  Return to Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE IV        REPRESENTATIONS OF THE COMPANY

         Section 4.1  Authority; Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 4.2  Consents; Ability to Carry Out the Agreement; No
                      Default; Non-Contravention.  . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 4.3  Existence and Good Standing. . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 4.4  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 4.5  Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 4.6  Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 4.7  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 4.8  Maintenance of Books and Records.  . . . . . . . . . . . . . . . . . . . . . .   17
         Section 4.9  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 4.10 Real and Personal Property; Leases . . . . . . . . . . . . . . . . . . . . . .   18
         Section 4.11 Material Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 4.12 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.13 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21





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
         Section 4.14  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

         Section 4.15  Employees; Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 4.16  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 4.17  Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 4.18  Medical Devices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 4.19  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 4.20  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 4.21  No Adverse Effects or Changes  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 4.22  No Defaults or Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 4.23  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 4.24  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 4.25  Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 4.26  Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Section 4.27  Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.28  Guaranties and Suretyships . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.29  Product and Service Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.30  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF
                  THE PURCHASER AND ACQUISITION

         Section 5.1   Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.2   Authority Relative to Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.3   No Default; Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.4   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.5   Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.6   Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.7   Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VI        COVENANTS OF THE COMPANY

         Section 6.1   Conduct of Business of the Company . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 6.2   Review of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 6.3   Reasonable Efforts; Further Assurances . . . . . . . . . . . . . . . . . . . . . .   35
         Section 6.4   Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 6.5   No Breach of Representations and Warranties  . . . . . . . . . . . . . . . . . . .   36
         Section 6.6   ISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.7   No Negotiations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.8   Termination of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.9   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37





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
ARTICLE VII       COVENANTS OF THE PURCHASER AND ACQUISITION

         Section 7.1   No Breach of Representations and Warranties  . . . . . . . . . . . . . . . . . . .   38
         Section 7.2   Reasonable Efforts; Further Assurances . . . . . . . . . . . . . . . . . . . . . .   38
         Section 7.3   Purchaser to Maintain Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE VIII      CONDITIONS TO THE PURCHASER'S AND ACQUISITION'S OBLIGATIONS

         Section 8.1  Representation and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 8.2  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 8.3  Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 8.4  Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 8.5  Legality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 8.6  Injunctions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 8.7  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 8.8  Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.9  Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.10 Corporate Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.11 Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.12 No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.13 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.14 Related Party Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.15 Assignment of Siemens Indemnities . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.16 Cancellation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.17 Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.18 Termination of Stockholders' Agreement  . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.19 Termination of Share Purchase Rights  . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.20 Termination of Certain Additional Agreements  . . . . . . . . . . . . . . . . . . .   41
         Section 8.21 Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.22 IISA Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE IX        CONDITIONS TO THE COMPANY'S OBLIGATIONS

         Section 9.1  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.2  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.3  Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.4  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.5  Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.6  Legality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.7  Injunctions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 9.8  Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43





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
         Section 9.9  Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE X         TERMINATION

         Section 10.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 10.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 10.3  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 10.4  Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE XI        SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 11.1  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . .   45
         Section 11.2  Indemnification By Designated Shareholders . . . . . . . . . . . . . . . . . . . .   45
         Section 11.3  Indemnification By Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 11.4  Basket and Other Limitations; Insurance and Tax
                            Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 11.5  Indemnification Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 11.6  Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Section 11.7  Tax Contests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE XII       MISCELLANEOUS

         Section 12.1  Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 12.2  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 12.3  Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 12.4  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 12.5  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 12.6  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 12.7  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Section 12.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Section 12.9  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Section 12.10 Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Section 12.11 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Section 12.12 Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51





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
                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 11, 1997, by and between SPACELABS MEDICAL, INC., a California corporation (the "Purchaser"), SLMD ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Purchaser ("Acquisition"), BURDICK, INC., a Delaware corporation (the "Company") and the DESIGNATED SHAREHOLDERS (defined below).

                              W I T N E S S E T H:

                  WHEREAS, the Company is primarily engaged in the business of developing, manufacturing, selling and distributing worldwide electrocardiograph records, stress testing systems, defibrillators and related supplies to the health care industry (the "Business"); and

                  WHEREAS, the Board of Directors of each of the Purchaser and the Company deem it to be desirable and in the best interests of such companies that the Purchaser acquire the Company through the merger of Acquisition into the Company upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the respective representations and warranties set forth herein and the mutual covenants and undertakings contained herein and intending to be legally bound hereby, the parties do hereby represent, warrant, covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:


                  "Accounts Receivable" shall have the meaning set forth in
Section 4.23.

                  "Acquisition" shall have the meaning set forth in the recitals.

                  "Acquisition Common Stock" means the common stock, par value $.01 per share, of Acquisition.

                  "Affiliate" shall mean any Person owning or controlling, directly or indirectly, a majority of the capital stock or other similar equity interest of such party, or any Person of which such party owns or controls, directly or indirectly, a majority of the capital stock or other similar equity interest, or any Person owned or controlled, directly or indirectly, by the Person which owns or controls such party.

                  "Agreement" shall mean this Agreement and Plan of Merger, including all exhibits and schedules hereto, as it may from time to time be amended and in force.

                  "Business" shall have the meaning set forth in the recitals hereto.

                  "Certificates" shall have the meaning set forth in Section 3.2(b).

                  "Class A Common Stock" shall mean the Class A Common Stock, $.01 par value per share of the Company.

                  "Class B Common Stock" shall mean the Class B Common Stock, $.01 par value per share of the Company.

                  "Closing" shall have the meaning set forth in Section 2.1.

                  "Closing Date" shall have the meaning set forth in Section
2.1.

                  "Closing Time" shall have the meaning set forth in Section
2.1.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Common Stock Merger Consideration" shall have the meaning set forth in Section 3.1(a).

                  "Company" shall mean Burdick, Inc., a Delaware corporation; provided, however, that as used in Sections 4.2, 4.3, 4.5, 4.6, 4.7, 4.9, 4.10, 4.12, 4.13, 4.15, 4.18, 4.19, 4.21, 4.22, 4.25, 4.27 and 4.30 of this
Agreement, the term "Company" shall refer to Burdick, Inc., as well as to each Affiliate owned or controlled by Burdick, Inc., as well as to Shanghai Burdick Medical Instrument Co., Ltd. ("Shanghai Burdick").

                  "Company Stock" shall mean the Class A Common Stock, the Class B Common Stock and the Preferred Stock.

                  "Competing Business" shall have the meaning set forth in
Section 4.25.

                  "Confidentiality Agreement" shall have the meaning set forth in Section 6.2.

                  "Constituent Corporations" shall have the meaning set forth in Section 3.4.

                  "Contracts" shall mean all written contracts, agreements, open purchase orders, licenses and leases relating to the Business.

                  "Delaware Certificate of Merger" has the meaning set forth in
Section 2.3.

                  "Designated Shareholders" means George Messina, Gary Laube, Robert McKaba, Joseph Weber, Robert S. Nielsen, Frank A. Schmidt, Gregg R. Laycock and the Institutional Shareholders (defined in Section 4.17).

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Disbursing Agent" shall have the meaning set forth in
Section 3.1(c).

                  "Dissenting Shares" shall have the meaning set forth in
Section 3.1(e).

                  "DLJ" shall have the meaning set forth in Section 4.17.

                  "Effective Time" shall have the meaning set forth in Section 2.3.

                  "Environmental Law" shall mean the federal Clean Air Act, 42 U.S.C. Section 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Emergency Planning and Community Right To Know Act, 42 U.S.C. Section 1101 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Pollution Prevention Act of 1990, 42 U.S.C. Section 13101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 3306 et seq., the Endangered Species Act, 16 U.S.C. Section 1531 et seq., the Toxic Substances Control Act, 7 U.S.C. Section 136 et seq., all as amended, and any state or local counterparts thereof, including specifically, the provisions of Chapter 281, 283, 285, 287, 289, 291, 292 and 299 of Wisconsin Statutes and regulations promulgated thereunder.

                  "Environmental Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to:

                  (a) fines, penalties, judgments, awards, settlements, costs or expenses associated with legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or

                  (b) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages awarded in any administrative proceeding or by a court of competent jurisdiction or agreed to by settlement undertaken with consultation and approval by the Designated Shareholders, which consent shall not be unreasonably withheld.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Account" is defined in Section 11.2.

                  "Escrow Agreement" shall have the meaning set forth in
Section 11.2.

                  "FDA" means the United States Food and Drug Administration.

                  "FDC Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended.

                  "Financial Statements" shall have the meaning set forth in
Section 4.5.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied.

                  "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, judicial, regulatory or administrative functions of government.

                  "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnified Party" shall have the meaning set forth in
Section 11.5.

                  "Indemnifying Party" shall have the meaning set forth in
Section 11.5.

                  "Indebtedness" shall mean the aggregate of all principal, interest, costs, fees and expenses due or to become due with respect to any obligation.

                  "Intellectual Property" shall have the meaning set forth in
Section 4.7(b).

                  "Knowledge of the Company" shall mean the actual knowledge of an officer or director of the Company, after due inquiry.

                  "Leased Real Property" shall have the meaning set forth in
Section 4.10.

                  "Leases" shall have the meaning set forth in Section 4.10.

                  "Letter Agreement" shall have the meaning set forth in
Section 6.2.

                  "Lien" shall mean any mortgage, lien, pledge, security interest or other similar encumbrance, whether absolute, legal, equitable, accrued or contingent or otherwise, including, without limitation, any rights of first refusal as to any of the properties or assets of the Company (except for (i) liens for current taxes or assessments not yet due or payable, (ii) workers', mechanics', suppliers', carriers', warehousemen's, materialmen's or repairmen's liens or other similar liens arising in the ordinary course of the Business, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, and (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Business).

                  "Loss" or "Losses" shall have the meaning set forth in
Section 11.2.

                  "Material" shall mean, when used in connection with any action, representation, warranty, covenant, inaction or undertaking, an amount in excess of $50,000.

                  "Material Adverse Effect" shall mean, when used with any representation, warranty or covenant, any breach or failure to comply resulting in a Loss or Losses in an amount in excess of $500,000.

                  "Material Contract" shall have the meaning set forth in
Section 4.11.

                  "Merger" shall have the meaning set forth in Section 2.2.

                  "Merger Consideration" has the meaning set forth in Section 3.1(a).

                  "M&I" shall have mean M&I Marshall & Ilsley Bank.

                  "Notice" shall have the meaning set forth in Section 11.5.

                  "PBGC" shall have the meaning set forth in Section 4.15.

                  "Permitted Liens" shall have the meaning set forth in Section 4.6(a).

                  "Permits" shall have the meaning set forth in Section 4.19.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other entity.

                  "Plans" shall have the meaning set forth in Section 4.15.

                  "PMA or PMAs" shall have the meaning set forth in Section
4.18.

                  "Preferred Stock" shall mean the Redeemable Preferred Stock, $1.00 par value per share of the Company.

                  "Preferred Stock Merger Consideration" shall have the meaning set forth in Section 3.1(b).

                  "Purchaser" shall have the meaning set forth in the recitals hereto.

                  "Rights" shall have the meaning set forth in Section 4.4.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Shareholders" shall mean all of the holders of the Company's capital stock, including the holders of the Company Stock. Each of the Shareholders and their respective holdings of the Company Stock are set forth on Schedule 4.4.

                  "Siemens Indemnities" shall mean those indemnities of Siemens Medical Corporation and Siemens Corporation (together, "Siemens") set forth in
Section 13 of the Asset Purchase Agreement dated September 3, 1993 by and among the Company, Siemens and the other parties thereto (the "Siemens Asset Purchase Agreement").

                  "Stockholders Agreement" shall mean the Stockholders Agreement dated September 15, 1993 between the Company and its Shareholders, as amended.

                  "Surviving Corporation" shall have the meaning set forth in
Section 2.2.

                  "Taxes" shall have the meaning set forth in Section 4.13.

                  "Termination Date" shall have the meaning set forth in
Section 10.1.

                  "Total Consideration" shall mean $50,000,000.

                  "Transaction Bonus" shall have the meaning set forth in
Section 4.26.

                  "Unvested Rights" shall have the meaning set forth in Section 6.8.

                  "Vested Rights" shall have the meaning set forth in Section
6.8.

                                   ARTICLE II

                                   THE MERGER

         Section 2.1 Closing. The Closing (the "Closing") of the transactions contemplated by this Article II shall take place at 10:00 A.M., on the third business day after the fulfillment or waiver of the last of the conditions specified in Article VIII and IX hereof, at the offices of Foley & Lardner, Madison, Wisconsin, or at such other time, date and place as may be agreed upon in writing by the Purchaser and the Company. (Hereinafter, the date on which the Closing shall take place is referred to as the "Closing Date" and the time on the Closing Date when the Closing shall take place is referred to as the "Closing Time").

         Section 2.2 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), on the Closing Date, Acquisition shall be merged with and into the Company (the "Merger"). The Company shall continue its existence as the surviving corporation in the Merger (and is hereinafter sometimes referred to as the "Surviving Corporation") and the separate corporate existence of Acquisition shall terminate at the Effective Time.

         Section 2.3 Effective Time. The Merger shall become effective at such time as a certificate of merger (the "Delaware Certificate of Merger"), in form and substance reasonably satisfactory to the Purchaser and the Company, is filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL or at such later time as is specified in the Delaware Certificate of Merger (the "Effective Time"). The Delaware Certificate of Merger shall be filed as soon as practicable after the Closing Time.

         Section 2.4       Corporate Organization.

                  (a) Immediately subsequent to the Effective Time, the Surviving Corporation (i) shall be a wholly-owned subsidiary of the Purchaser,
(ii) shall continue its separate corporate existence with all its purposes, objects, rights, privileges, powers, certificates and franchises unimpaired by the Merger under the laws of the State of Delaware, (iii) shall retain the name "Burdick, Inc.", and (iv) shall succeed to all rights, assets, liabilities and obligations of Acquisition and the Company in accordance with the DGCL.

                  (b) The Certificate of Incorporation and By-Laws of Acquisition at the Effective Time shall be the Certificate of Incorporation and By-Laws, respectively, of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their respective terms and as provided by applicable law.

                  (c) At the Effective Time, the directors and officers of Acquisition shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                   ARTICLE III

                            CONVERSION AND EXCHANGE

         Section 3.1       Conversion of Shares.  At the Effective Time:

                  (a) The amount per share payable to the holders of the issued and outstanding shares of Class A Common Stock and Class B Common Stock immediately prior to the Effective Time (other than Dissenting Shares) shall, by reason of the Merger and without any action by the holders thereof, equal:
(i) $50,000,000 (the "Total Consideration") less the sum of: (v) the Indebtedness on the Closing Date payable to M&I and Siemens, (w) the aggregate Preferred Stock Merger Consideration, (x) the amount expended by the Company (including obligations incurred but not paid) pursuant to Section 6.9 of this Agreement for environmental remediation at the Company's facility in Milton, Wisconsin between the date of execution of this Agreement and the Closing Date,
(y) the fees and other amounts payable on the Closing Date to Harvest Ventures, National City Capital Corp., and Frank Low pursuant to their respective management agreements with the Company as described in Section 8.20, and (z) the excess legal fees, if any, as set forth in Section 12.1, divided by (ii) the number of shares of Class A Common Stock and Class B Common Stock outstanding on the Closing Date (the "Common Stock Merger Consideration").

                  (b) The holder of each issued and outstanding share of Preferred Stock immediately prior to the Effective Time (other than Dissenting Shares) shall, by reason of the Merger and without any action by the holder thereof, be entitled to receive $10.00 per share in cash plus any accrued but unpaid dividends per share through the Effective Time (the "Preferred Stock Merger Consideration") (the Common Stock Merger Consideration and the Preferred Stock Merger Consideration are referred to herein as the "Merger Consideration").

                  (c) The Purchaser shall select a disbursing agent (the "Disbursing Agent") and the Company, the Purchaser and the Designated Shareholders shall provide the Disbursing Agent with irrevocable written instructions (the "Instruction Letter"): (i) to deduct from the Total Consideration and to pay the amounts identified in items (v), (x), (y) and (z) of Section 3.1(a) above from the amounts deposited by the Purchaser pursuant to
Section 3.2(a) to the payees listed in the

Instruction Letter on or promptly after the Effective Time, and (ii) to deduct from the Common Stock Merger Consideration otherwise payable to the Designated Shareholders and certain other employee shareholders listed on Schedule 3.1(c) (the "Other Employee Shareholders"), the following items, and to pay such items to the payees listed in the Instruction Letter on or promptly after the Effective Time:

                           (A) The Disbursing Agent shall deduct from the Common Stock Merger Consideration otherwise payable to the Institutional Shareholders (defined in Section 4.26): (1) the fee payable to DLJ as set forth in Section 4.17, (2) Transaction Bonuses payable on the Closing Date to management as set forth in Section 4.26, and (3) the Indemnification Amount to be deposited into escrow pursuant to Section 11.2 of this Agreement. Each Institutional Shareholder's share of the Indemnification Amount shall be equal to the product of the Indemnification Amount multiplied by a fraction, the numerator of which is the number of shares of Common Stock owned by such Institutional Shareholder immediately prior to the Effective Time, and the denominator of which is the total number of shares of Common Stock held by all Institutional Shareholders immediately prior to the Effective Time.

                           (B) The Disbursing Agent shall deduct from the Common Stock Merger Consideration otherwise payable to the Designated Shareholders who are members of Company management: (1) the amount, if any, of principal and interest due on the Closing Date and owed by the respective management member to the Company pursuant to outstanding notes and other indebtedness owed to the Company, and (2) the exercise price associated with the exercise by such management member of any Vested Rights on or prior to the Effective Time.

                           (C) The Disbursing Agent shall deduct from the Common Stock Merger Consideration otherwise payable to the Other Employee Shareholders the amount, if any, of principal and interest due on the Closing Date and owed by such Other Employee Shareholders members to the Company pursuant to outstanding notes and other indebtedness owed to the Company.

                  (d) Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall, by reason of the Merger and without any action by the holder thereof, be converted into one share of

Company Common Stock, which shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation.

                  (e) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock which are outstanding immediately prior to the Effective Time and which are held by Shareholders who shall not have voted such shares in favor of the Merger and who shall have filed with the Company a written objection to the Merger and a demand for appraisal of such shares in the manner provided in Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the applicable Merger Consideration, but, instead, such Shareholders shall be entitled only to such rights as are granted by Section 262 of the DGCL. Such Shareholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereof, upon surrender, in the manner provided in Section 3.2, of the Certificate or Certificates that formerly evidenced such shares. The Purchaser shall pay the appraised value determined pursuant to Section 262 of the DGCL; provided, that the Purchaser shall be reimbursed by the Institutional Shareholders from the Escrow Account for that portion of the appraised value which exceeds the applicable Merger Consideration which would have been paid to a dissenting Shareholder had the Shareholder not dissented from the Merger.

                  (f) The Company shall give the Purchaser: (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         Section 3.2       Surrender and Payment.

                  (a) On or before the Closing Date, the Purchaser shall, at the option of the Purchaser, either: (i) deposit or cause to be deposited with the Disbursing Agent, $50,000,000 in immediately available funds, with directions to hold such funds until the Effective Time, or (ii) obtain from a federally insured bank with assets of not less than $1,000,000,000 an irrevocable commercial letter of credit in favor of the Disbursing Agent in the amount of $50,000,000, in form and substance satisfactory to the Company and the Disbursing Agent.

                  (b) Promptly after the Effective Time, the Disbursing Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Company Stock (the "Certificates") a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Disbursing Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in cash, subject to the provisions of
Section 3.1, the applicable Merger Consideration for each share of Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Article III, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the applicable Merger Consideration for each share of Company Stock formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a stockholder of, the Surviving Corporation. If a cash payment is to be made to a person other than the one whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for.

         Section 3.3 No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Stock shall thereafter be made.

         Section 3.4 Certain Effects of the Merger. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, as well of a public as of a private nature, and be subject to all restrictions, disabilities and duties, of each of Acquisition and the Company (sometimes hereinafter referred to as the "Constituent Corporations"); and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions as all other things, in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; but any claim existing or action or proceeding pending by or against the Company may be prosecuted as if this Merger had not taken place, or the Surviving Corporation may be substituted in its place, and all rights of creditors and liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties have been incurred or contracted by it.

         Section 3.5 Return to Purchaser. Any cash made available to the Disbursing Agent by the Purchaser and not disbursed, or any portion of a letter of credit obtained by the Purchaser in favor of the Disbursing Agent and not drawn down and disbursed, as the case may be, for Certificates within six months after the Effective Time shall be repaid or redelivered by the Disbursing Agent to the Purchaser, after which time any holder of a Certificate who has not theretofore delivered or surrendered such certificate to the Disbursing Agent, subject to applicable law, shall look as a general creditor only to the Surviving Corporation for payment of the applicable Merger Consideration. Notwithstanding the foregoing, none of the Disbursing Agent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Stock for any Merger Consideration delivered to a public official pursuant to applicable escheat laws.

                                   ARTICLE IV

                         REPRESENTATIONS OF THE COMPANY

                  The Company represents and warrants to the Purchaser that each of the following is true and correct as of the date of this Agreement and will be true and correct on the Closing Date:

         Section 4.1 Authority; Enforceability. The Company has the requisite power to execute and deliver this Agreement and all other documents hereby contemplated, and subject to the requisite vote of the Shareholders, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution and delivery of this Agreement, the Delaware Certificate of Merger and all other documents hereby contemplated to be executed by the Company have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid, binding and enforceable obligation of the Company, enforceable in accordance with its terms and conditions, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         Section 4.2 Consents; Ability to Carry Out the Agreement; No Default; Non-Contravention. Except for those consents set forth in Schedule 4.2, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any Governmental Authority, the Company or any other Person is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement and all other documents hereby contemplated nor the consummation of the transactions hereby contemplated shall: (i) constitute any violation or breach of the certificate of incorporation or by-laws of the Company, (ii) constitute a default under or a breach of, or result in acceleration of any obligation under, any provision of any Contract to which the Company is a party or by which any of its assets may be affected or secured, which default, breach of acceleration has not been waived, (iii) violate any judgment, orders, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its respective assets, or (iv) result in the creation of any Lien on any of the assets or properties of the Company, except in the case of those items specified in clause (ii),
(iii) or (iv) above which would not, individually or in the aggregate, limit the Company's ability to consummate the transactions hereby contemplated or have a Material Adverse Effect on the Company or the Business.

         Section 4.3 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to transact business and is in good standing in each of the jurisdictions identified on Schedule
4.3. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now being and heretofore conducted. The Company is duly qualified to transact business as a foreign corporation in each jurisdiction where the ownership or leasing of its properties or the conduct of its Business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company. Schedule 4.3 contains a list of all of the Company's subsidiaries and Affiliates, including without limitation, the Company's joint venture arrangement relating to Shanghai Burdick Medical Instrument Co., Ltd., together with copies of all organizational, partnership, joint venture, operating agreements and other similar documentation.

         Section 4.4       Capitalization.  The Company is authorized to issue:
(a) 12,250,000 shares of Common Stock, consisting of 10,00,000 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock, and (b) 3,000,000 shares of Preferred Stock. There are issued and outstanding: (i) 5,810,864 shares of Class A Common Stock; (ii) 1,615,385 shares of Class B

Common Stock; and (iii) 1,051,974 shares of Preferred Stock. All such outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 4.4 identifies each Shareholder of the Company and the amount and type of Company Stock owned by each. Except as set forth on Schedule 4.4, the Shareholders own the Company Stock free and clear of any Liens. Except as set forth on Schedule 4.4, there are not now, and there have never been any outstanding options, warrants, rights (including without limitation, statutory or contractual preemptive rights), subscriptions, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock or any other security of the Company, whether vested or unvested (together, the "Rights"). No such Rights shall exist as of the Closing Date. The termination or exercise of the rights of the holders of the Vested and Unvested Rights described in Section 6.8 is in accordance with the provisions of the documents and instruments governing such Rights and applicable law, and the Company is not subject to any liability in connection therewith. After the Closing Time, there will be no continuing claims of ownership with respect to the Rights and no claims for payment with respect to such Rights. The Company has complied at all times in the past with all Rights which have ever been in existence since the date of the Company's formation.

         Section 4.5       Financial Statements.

                  (a) The Company has heretofore furnished the Purchaser with the following financial statements (collectively the "Financial Statements"): (a) the consolidated balance sheets, consolidated statements of income, statements of changes in shareholders' equity, consolidated statements of cash flows, and notes thereto, for the years ended September 30, 1995 and 1996, all audited and certified by Arthur Andersen LLP; and (b) latest consolidated balance sheets, and related consolidated statements of income, shareholders' equity and cash flows for the fiscal quarters ended December 31, 1996 and March 31, 1997.

                  (b) The Financial Statements have been prepared in accordance with GAAP, subject to, in the case of any unaudited Financial Statements, normal year-end audit adjustments, none of which, in the aggregate, will have a Material Adverse Effect. The Financial Statements fairly present in all Material respects the financial condition of the Company as of the dates and for the periods reflected therein.

                  (c) Except as disclosed in this Agreement (including all Schedules and Exhibits hereto), the Company is not liable for any liabilities or obligations, known or unknown, accrued, absolute, contingent or otherwise, other than those set forth in the Financial Statements or those which would not have a Material Adverse Effect on the Business and operations of the Company and those liabilities and obligations incurred in the ordinary course of the Business since the date of the latest Financial Statements.

         Section 4.6       Properties.

                  (a) Title to Properties; Encumbrances. Except as set forth on Schedule 4.6 and for properties and assets which have been sold or otherwise disposed of in the ordinary course of business since March 31, 1997, the Company has good and marketable title to: (a) all of its properties and assets, including, without limitation, all the properties and assets reflected in the Financial Statements, and (b) all properties and assets purchased by the Company since March 31, 1997; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for: (i) liens reflected in the Financial Statements, (ii) zoning or planning restrictions, easements, permits and other similar restrictions or limitations on the use of real property, or minor irregularities in title thereto, which individually or in the aggregate do not materially detract from the value of, or impair the use of, such property by the Company in the operation of its Business, (iii) liens for current taxes not yet due and payable and taxes being contested in good faith for which adequate reserves have been established and are contained in the Financial Statements, and (iv) liens which individually or in the aggregate do not have a Material Adverse Effect on the Company. Liens of the nature described in clauses (i) through (iv) are hereinafter referred to as "Permitted Liens."

                  (b) Condition and Sufficiency of Properties and Assets. Except as disclosed on Schedule 4.6, the tangible property and assets of the Company in all Material respects are in the operating condition and repair necessary to operate the Business in the manner it has been operated by the Company (with the exception of normal wear and tear). The tangible properties and assets constitute, in all Material respects, all of the machinery, vehicles and equipment that have been utilized for the operation of the Business by the Company.

         Section 4.7 Intellectual Property. Schedule 4.7 is a true, correct and complete list of all of the Company's registered trademarks, trade names and service marks, patents and registered copyrights (including any pending applications for any of the foregoing) (collectively, the "Intellectual Property"). Except as disclosed on Schedule 4.7:

                  (a) all of the Intellectual Property is owned by the Company free and clear of all Liens (except for Liens disclosed herein or in the Schedules annexed hereto), and is not subject to any license, royalty or other agreement;

                  (b) to the Company's and the Designated Shareholders' Knowledge, the Company has not received, during the previous two years, written notice of any pending or threatened claims with respect to the Intellectual Property;

                  (c) to the Company's and the Designated Shareholders' Knowledge, no license or royalty agreement included in the Contracts to which the Company is a licensee is the subject of any written notice of termination;

                  (d) The Company has not received, during the previous two years, any written notice contesting its right to use any Intellectual Property employed in products comprising the Company's ECG product line which have been shipped prior to the Closing Date; and

                  (e) Except for Intellectual Property not directly related to the ECG product line or Intellectual Property which is embodied in day-to-day, commercial software licenses or software licenses used in the administration of the Business, the Company has not granted any license or agreements to pay or receive any royalty in respect of any Intellectual Property.

                  (f) No product sold by the Company infringes upon the patents, trademarks, service marks, copyrights or licenses or license rights that are owned by others. No litigation is pending and no claim has been made against the Company or, to the Knowledge of the Company, is threatened, contesting the right of the Company to sell or use any product presently sold by the Company. To the Knowledge of the Company, no patent or invention, or any statute, law, rule, regulation, standard or code, relating to the Company's Intellectual Property is pending or proposed before a governmental or public body or authority which would have a Material Adverse Effect on the Business of the Company.

         Section 4.8 Maintenance of Books and Records. The Company has maintained and will, until the Closing Date, continue to maintain complete and accurate customer lists, supplier lists, sales files, price lists, pricing schedules, sales literature, technical literature and all other books and records relating to the Business maintained in the ordinary course of business consistent with past practice.

         Section 4.9 Conduct of Business. Since March 31, 1997, the Company has conducted the Business in the ordinary course and consistent with past practice.

         Section 4.10      Real and Personal Property; Leases.

                  (a) The Company does not own and has never owned any real property. Schedule 4.10 hereto contains a list of all real property and personal property leases or subleases to which the Company is a party ("Leases"). Except as set forth on Schedule 4.10, there are no leases, occupancies, rights of occupancy or other agreements, covenants or restrictions relating to the purchase, sale or occupancy of any of the real property covered by any of the Leases (the "Leased Real Property"). Each of the Leases set forth in Schedule 4.10 is in full force and effect; all rents due to date on each such Lease have been paid; in each case, the Company is not in Material default thereunder; and there exists no Material event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time on the happening of any other event or condition, would become a Material default by the Company under any such Lease.

                  (b) Except as set forth on Schedule 4.10, the Company has not taken any action, or omitted to take any action, which has resulted in the creation of any Lien, easement, right of way, building or use restriction, exception, variance, reservation or limitation as might in any Material respect interfere with or impair the present and continued use of any of the Leased Real Property or the usual and normal conduct of the Business.

                  (c) Except as set forth on Schedule 4.10, to the Knowledge of the Company, there are no: (i) outstanding mortgages, deeds of trust or other financing liens encumbering or in any other way affecting any portion of the Leased Real Property or any rents or other income arising therefrom, or (ii) agreements, covenants or restrictions materially affecting any of the Leased Real Property or the current use thereof.

                  (d) To the Knowledge of the Company, there is no pending, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Leased Real Property.

         Section 4.11 Material Contracts. Schedule 4.11 lists all Contracts of the following types to which the Company is a party (together, the "Material Contracts"):

                  (a)      any collective bargaining agreement;

                  (b) any Contract (other than employee benefits) with any employee of the Company or any of its Affiliates, including any agreement to acquire, exchange, convert or redeem (or to acquire the right to acquire, exchange, covert or redeem) shares of the Company Stock;

                  (c) any Contract with a sales representative, manufacturer's representative, distributor, dealer, broker, marketing, sales agency, advertising agency or other Person engaged in sales, distributing, marketing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

                  (d) any Contract, other than a customer order, which involves the material payment of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $50,000;

                  (e) any Contract in excess of $10,000 pursuant to which the Company has made or will make any loans or advances (other than accounts receivable), or has or will have incurred debts, other than accounts payable incurred in the ordinary course of business, or become a guarantor or surety or otherwise become responsible with respect to any undertaking of another
(except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

                  (f) other than trade terms, any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing;

                  (g) any Contract creating a partnership, joint venture joint development or other cooperative undertaking;

                  (h) any Contract that creates any restrictions with respect to the geographical area of operation or scope or type of business of the Company;

                  (i) any power of attorney or agency agreement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any Person;

                  (j) any Contract relating to any acquisition or disposition of any subsidiary, division, line of business during the two (2) years prior to the date of this Agreement; and

                  (k) any Contract not specified above that is Material to the Company.

The Company has delivered to Purchaser complete copies of each Material Contract listed on Schedule 4.11, and a written description of each oral arrangement so listed. Each of the Material Contracts is in full force and effect, and there is no existing default by the Company, and to the Knowledge of the Company, no default by any other Person, under a Material Contract which would have a Material Adverse Effect on the Company.

         Section 4.12      Litigation.

                  (a) Except as set forth on Schedule 4.12, there is: (i) no suit, action, litigation or administrative, arbitration or other proceeding pending against the Company with respect to the Business, (ii) no governmental investigation or inquiry pending or, to the Knowledge of the Company, threatened in writing against the Company with respect to the Business, and
(iii) no judgment, stipulation, order, decree, or agreement arising from any such suit, action, litigation, proceeding or investigation against the Company with respect to the Business, which, in each case if determined against the Company, might have a Material Adverse Effect on the Company.

                  (b) Notwithstanding the foregoing, the Company has no liability of any kind arising from or in connection with: (i) Downs v. Burdick Corporation, Bucks County, Pennsylvania Case No. 28552, and all losses, liabilities, costs and expenses associated with such case are payable by Siemens pursuant to the terms of the Siemens Asset Purchase Agreement, or (ii) any rights which have been or may be asserted by Paul J. Heimbuch under or in connection with the Stockholders Agreement.

         Section 4.13      Taxes.

                  (a) Except as disclosed on Schedule 4.13, the Company has: (i) filed on a timely basis, or will file or cause to be filed on a timely basis on or prior to the Closing Date, all returns for Taxes which are required to be filed by the Company, and (ii) paid on a timely basis, or will pay on a timely basis prior to the Closing Date, all Taxes shown on the Tax Returns as owing. For purposes of this Agreement, "Taxes" (or "Tax" where the context requires) means all Federal, state, county, local, foreign and other taxes and assessments (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, severance, transfer, withholding, employment, unemployment compensation, payroll related and property taxes, and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions, to tax or interest, and penalties with respect thereto.

                  (b) Except as provided on Schedule 4.13: (i) there are no agreements, waivers or other arrangements providing for extensions of time with respect to the assessment or collection of unpaid Taxes of the Company,
(ii) there are no actions, suits, proceedings, investigations or claims now pending, or to the Knowledge of the Company, threatened against the Company in respect of any such unpaid Taxes or any matters under discussion with any Federal, state, count or local authority relating to any amount of any such unpaid Taxes, and (iii) to the Knowledge of the Company, no tax returns of the Company have been audited and none are in the process of being audited by the applicable taxing authorities, and there is no Tax deficiency outstanding, proposed or assessed against the Company.

         Section 4.14 Insurance. Set forth in Schedule 4.14 hereto is a list of all of the insurance policies which the Company maintains with respect to the Business. All such insurance policies are in full force and effect and will be in full force and effect on the Closing Date. The Company is not in default with respect to any provision contained in any such insurance policy. There are no outstanding unpaid claims under any such policy and the Company has not received any notice of cancellation or non-renewal of any such policy.

         Section 4.15      Employees; Benefit Plans.

                  (a)      Employment Agreements.  Except as set forth on
Schedule 4.15(a), none of the Company's employees are subject to an employment agreement or other written arrangements regarding employment, and all of the Company's employees are employed "at will" and subject to termination at any time with or without cause. Each employee of the Company who is qualified as an exempt employee under the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq., has executed, or prior to the Closing Date will have executed, a confidentiality, nondisclosure and inventions agreement in the form attached as
Exhibit 4.15(a). No employee of the Company owns, or has asserted any right, title or interest in or to, any of the Company's Intellectual Property.

                  (b) Disclosure. Schedule 4.15(b) sets forth a list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) and each other plan, trust agreement, contract, arrangement, policy, understanding or practice relating to any bonus, severance, health, dental, accident, sick leave, disability, death, vacation, deferred compensation, pension, profit sharing, retirement, stock option, stock purchase, stock appreciation, insurance, "parachute," fringe or welfare benefits maintained by the Company or any ERISA Affiliate (as defined in Section 4.15(d)), or to which the Company or any ERISA Affiliate contributes or is liable, or to which the Company or any ERISA Affiliate has contributed or been liable for, the benefit of employees and/or former employees (collectively, the "Plans"). True and correct copies of all of the Plans, including all amendments thereto, have heretofore been provided to the Purchaser. No Plan is a "multiemployer plan" (as defined in
Section 4001 of ERISA), and neither the Company nor any ERISA Affiliate has
ever contributed or been obligated to contribute to a multiemployer plan.   No
Plan is a "defined benefit plan" (as defined in Section 414 of the Code) or an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed nor been obligated to contribute to a defined benefit plan or an employee pension benefit plan.

                  (c) Prohibited Transactions, etc. There have been no "prohibited transactions" (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Plan, and no event or omission has occurred in connection with which the Company or any of its assets or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law or order applicable to any Plan, or under any agreement, instrument, law or order pursuant to or under which the Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such law or order other than with respect to payment of benefits in the ordinary course.

                  (d) Controlled Group; Affiliated Service Group; Leased Employees. Except as disclosed in Schedule 4.15(d), the Company is not and never has been a member of a "controlled group of corporations" (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an "affiliated service group" (as defined in Section 414(m) of the Code). For purposes of this
Section 4.15, an "ERISA Affiliate" shall be any entity that is: (i) a member of a controlled group of corporations of which the Company is a member, (ii) an unincorporated trade or business under common control with the Company or (iii) a member of an affiliated service group of which the Company is a member.
There are not and never have been any leased employees (as defined in Section 414(n) of the Code) who perform services for the Company, and no individuals are expected to become leased employees with the passage of time.

                  (e) Payments and Compliance. To the Knowledge of the Company, with respect to each Plan: (i) all payments due from the Company to date have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company and are reflected in the Financial Statements; (ii) the Company has complied with, and each Plan conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all Material respects; (iii) each Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is reasonably expected to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened with respect to each Plan or against the assets of each Plan; and (v) no Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                  (f)      Post-Retirement Benefits.  Except as disclosed in
Schedule 4.15(f), no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any individuals beyond their retirement or other termination of service with the Company other than: (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Plan that is an employee pension benefit plan,
(iii) deferred compensation benefits accrued as liabilities on the books of the Company and reflected in the Financial Statements, (iv) disability benefits under any Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and which have been fully provided for by insurance or otherwise, or (v) benefits in the nature of severance pay.

                  (g) No Triggering of Obligations. Except as set forth on Schedule 4.15(g), the consummation of the transactions contemplated by this Agreement is not expected to: (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, or (iii) result in any prohibited transaction for which an exemption is not available.

                  (h) Future Commitments. The Company has no announced plan or legally binding commitment to create any additional Plans or to amend or terminate any existing Plan.

                  (i) Certain Amounts. Except as set forth on Schedule 4.15(i), the Company has no liability of any kind for severance pay, termination pay or any other similar costs, expenses, liabilities or amounts which may arise from the termination of any written employment agreements with any of the Company's employees.

         Section 4.16      Environmental Matters.  Except as set forth in
Schedule 4.16:

                  (a) The Company is, and at all times has been, in Material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has no basis to expect and has not received, any actual or threatened claim, order, notice, or other communication from: (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (b) There are no pending or, to the Knowledge of the Company, threatened encumbrances, or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                  (c) There are no Hazardous Materials, other than those used in the ordinary course of business and in Material compliance with all applicable Environmental Laws, present in, on or at any of the Company's facilities.

                  (d) During the period from September 15, 1993 to the Closing Date, there has not been any release or threat of release of any Hazardous Materials in violation of any Environmental Law: (i) at or from any of the Company's facilities, (ii) to the Knowledge of the Company, at any other location where any Hazardous Materials were transferred from such facilities, or (iii) at or from any other properties in which the Company has or had any interest.

                  (e) The Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, or at the Company's facilities, or concerning compliance by the Company or any other Person for whose conduct it is held responsible, with Environmental Laws.

                  (f) The Company has obtained all permits, licenses and other authorizations which are required for the leasing of any of its properties or assets or the conduct of its Business under Environmental Laws.

         Section 4.17 Broker's or Finder's Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), neither the Company nor any of the Shareholders has retained any investment bank, broker, finder, advisory or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a fee or commission in connection therewith or upon the consummation thereof for which the Company will be liable. The Shareholders identified on Schedule 4.17 ("Institutional Shareholders") are solely responsible for the payment of and have agreed to pay any fees, expenses and other payments due DLJ in connection with the transactions contemplated by this Agreement (except in the event this transaction fails to close, in which case such fees and expenses are payable by the Company), and in the event that this transaction closes, the Company shall have no liability with respect to such fees and expenses, and the Designated Shareholders shall defend, indemnify and hold the Company harmless from all such fees and expenses payable to DLJ in connection with the transactions contemplated by this Agreement, without regard to any of the limitations or restrictions on indemnification set forth in Section 11.

         Section 4.18      Medical Devices.

                  (a) Set forth on Schedule 4.18(a) is a list of the company's 510(k) notifications and pre-market approval applications ("PMAs"). All such 510(k)s,

PMAs and related documentation are in compliance with applicable FDA requirements. All of the Company's products, where required by applicable law, are being marketed under a valid 510(k) notification or PMA. All of the Company's products in commercial distribution which are not marketed under a valid 510(k) or PMA are listed on Schedule 4.18(a), together with a statement describing the reasons why such products are being marketed without such approvals. The Company has obtained and maintains all necessary regulatory approvals from applicable foreign regulatory agencies relating to all products distributed and sold by the Company. All products sold or marketed by the Company are listed with the FDA in accordance with 21 CFR Part 807. The Company has timely filed all required medical device reports for deaths, serious injuries and reportable malfunctions and has provided copies of all such reports to Purchaser.

                  (b) Schedule 4.18(b) contains a true, correct and complete list of: (i) to the Knowledge of the Company, all products which have been recalled by the Company in the United States and outside the United States (whether voluntarily or otherwise) at any time during the past three years,
(ii) to the knowledge of the Company, all proceedings in the United States and outside of the United States at any time during the past three years against the Company, the outcome of which dictated the withdrawal, detention, suspension, cessation of marketing, recall or seizure of any product or, the outcome of which dictated criminal or civil penalties or injunctive relief relating to any product, (iii) to the knowledge of the Company, all proceedings at any time during the past three years, the outcome of which dictated the closure or suspension of operations of any of the Company's facilities (or portions thereof) or, the outcome of which dictated criminal or civil penalties or injunctive relief relating to any of Company's facilities, and (iv) to the knowledge of the Company, all FDA Forms 483 and all FDA warning or FDA regulatory letters and notices of adverse findings during the past three years addressed to the Company relating to any product manufactured, sold or distributed by the Company. To the Knowledge of the Company, there are no facts which furnish any basis for any warning letters, Section 305 notices, or other similar communications, and other than as disclosed on Schedule 4.18(b), there have been no recalls, field notifications, safety alerts or seizures requested or threatened relating to the products sold by the Company. Except as set forth on Schedule 4.18(b), all manufacturing facilities operated by the Company are registered with the FDA in accordance with 21 CFR Part 807.

                  (c) The Company has delivered to Purchaser copies of all written documents from Governmental Authorities or industry groups received during the last three years by the Company that relate to the Company's non-compliance with material reporting, registration, labeling, good manufacturing practices, advertising and other requirements under the FDC Act, the non-compliance with which could have a Material Adverse Effect on the Business taken as a whole, or which otherwise relates to the Company's non-compliance with material FDA rules and regulations, the non-compliance with which could have a Material Adverse Effect on the Business taken as a whole. Complete and correct copies of all written documents are annexed hereto in Schedule 4.18(c). Except as so provided, to the Knowledge of the Company, the Company and its Affiliates are operating in all Material respects in compliance with all applicable FDA rules, regulations and policies.

                  (d) Except as set forth on Schedule 4.18(d), to the Knowledge of the Company, there are no facts which are reasonably likely to cause: (i) the denial, withdrawal, recall or suspension of any product sold or intended to be sold by the Company, (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

                  (e) The Company has provided to Purchaser access to and copies of all internal audit reports (as required by 21 CFR Section 820.20) conducted by the Company and all management letter comments from outside auditors for the past three years.

                  (f) Except for those defects which in the aggregate would not have a Material Adverse Effect, none of the products sold or marketed by the Company contains any patent or latent defect in design, materials or workmanship.

         Section 4.19 Permits. The Company has all licenses, permits, orders or approvals of, and has made all required registrations, filings or reports with, any governmental or public body or authority that are necessary or appropriate to the conduct of the Business of the Company as presently
conducted (collectively, "Permits").   Schedule 4.19 contains a list of all
Permits. All Permits are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the Knowledge of the Company or the Designated Shareholders, threatened to revoke or limit any Permit.

         Section 4.20 Labor Relations. The Company is not in violation of any law relating to employment, employment practices, terms and conditions of employment and wages and hours, and the Company has not and is not engaged in any unfair labor or unlawful employment practice. There is no, and since September 15, 1993, there has not been any: (a) unfair labor practice complaint, administrative charges or court complaints pending or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission (except for the EEOC action filed by Ms. Karyn Hilborn) or any other Governmental Authority, or any unlawful employment practice charge pending before any Governmental Authority, including any discrimination charge, and no grievance or arbitration proceeding arising out of our under any collective bargaining agreement pending or, to the Knowledge of the Company, threatened, or (b) strike, labor dispute, slowdown, stoppage, requests for representation or secondary boycotts pending or, to the Knowledge of the Company, threatened against the Company. The Company is not, and during the past three years the Company has not been, a party to any collective bargaining agreement.

         Section 4.21      No Adverse Effects or Changes.  Except as listed on
Schedule 4.21, since the date of the Financial Statements, there has been no Material Adverse Effect on the Business, other than changes in the ordinary course of business and changes disclosed herein or in the Schedules attached hereto.

         Section 4.22      No Defaults or Violations.  Except as disclosed on
Schedule 4.22, to the Knowledge of the Company:

                  (a) The Company is in compliance with all laws applicable to the Company and relating to the Business, other than those laws, the noncompliance with which would not have a Material Adverse Effect on the Business taken as a whole.

                  (b) During the previous three years, no written notice from any Governmental Authority has been received by the Company claiming any Material violation of any law or asserting any Material Tax assessment or Material penalty in connection with the operation of, or otherwise relating to, the Business.

         Section 4.23 Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, with respect to which the Company has no further obligation to bring about a resale of such product by the buyer thereof or to accept any such product for credit or return. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Financial Statements and will not represent a Material Adverse Effect on the composition of such Accounts Receivable in terms of aging).
There is
no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
Schedule 4.23 contains a complete and accurate list of all Accounts Receivable as of the date of the most recent Financial Statements, which list sets forth the aging of such Accounts Receivable.

         Section 4.24 Inventory. All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, net of reserves reflected in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value.

         Section 4.25      Related Party Transactions.  Except as set forth on
Schedule 4.25, no Shareholder, director, officer, or employee of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company's Business.
Except as set forth on Schedule 4.25, no such person has (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, any Person that has: (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in on Schedule 4.25, no such person is a party to any Contract with, or has any claim or right against, the Company.

         Section 4.26 Certain Agreements. Except as disclosed on Schedule 4.26, neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by the Company (including, without limitation, severance, unemployment compensation, parachute payments, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company under any Plan, agreement or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time for payment or vesting of any such benefits. The bonus payable to certain management employees of the Company as described in that certain letter agreement dated July 2, 1997, between the Company and George Messina (the "Transaction Bonus") shall be paid by the Institutional Shareholders, and the Company shall have no liability of any kind with respect to the payment of such amounts.

         Section 4.27 Certain Payments. Since September 15, 1993, the Company, its directors, officers, agents, and employees and, to the Knowledge of the Company, any other Person associated with or acting for or on behalf of the Company, have not, directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates, or (iv) in violation of any applicable law, including without limitation, the Foreign Corrupt Practices Act of 1977, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         Section 4.28 Guaranties and Suretyships. The Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters). To the Knowledge of the Company, the Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligations or liabilities of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

         Section 4.29 Product and Service Warranties. Schedule 4.29 sets forth true and complete standard forms of warranty offered by the Company to third parties with respect to each of the products marketed by the Company that have been issued by the Company at any time during the past three years. The Company has no service or warranty liabilities to customers or other Persons which are not adequately reserved against or reflected on the Financial Statements,: (i) which reserves, if inadequate, do not result in a Material Adverse Effect, and (ii) which liabilities do not constitute a Material Adverse Effect.

         Section 4.30 Disclosure. No representation or warranty of the Company in this Agreement or any of the Schedules attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                         THE PURCHASER AND ACQUISITION

                  Each of the Purchaser and Acquisition, jointly and severally, represents and warrants to the Company that:

         Section 5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and Acquisition has the corporate power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted.

         Section 5.2 Authority Relative to Agreement. Each of the Purchaser and Acquisition has the corporate power to execute and deliver this Agreement and all other documents hereby contemplated, and to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement, the Delaware Certificate of Merger and all other documents hereby contemplated to be executed by the Purchaser or Acquisition have been duly authorized by the Board of Directors of each of the Purchaser and Acquisition. This Agreement constitutes the legal, valid and binding obligation of the Purchaser or Acquisition enforceable against each of them in accordance with their respective terms and conditions, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity. The payment of the Merger Consideration does not require any further corporate proceedings on the part of the Purchaser and will not breach or result in a default under any provision of any agreement to which the Purchaser is a party or by which it is bound.

         Section 5.3 No Default; Non-Contravention. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement and all other documents hereby contemplated nor the consummation of the transactions hereby contemplated shall: (i) constitute any violation or breach of the certificates of incorporation or by-laws of the Purchaser or Acquisition; (ii) constitute a default under or a breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which the Purchaser or Acquisition is a party or by which any of its assets may be affected or secured, which default, breach of acceleration has not been waived; (iii) violate any judgment, orders, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or Acquisition or any of their respective assets; or (iv) result in the creation of any lien on any of the assets or properties of the Purchaser or Acquisition, except in the case of those items specified in clause (ii), (iii) or (iv) above which would not, individually or in the aggregate, limit the Purchaser's or the Acquisition's ability to consummate the transactions hereby contemplated or have a Material Adverse Effect on the Purchaser or Acquisition.

         Section 5.4       Consents and Approvals.  Except as set forth on
Schedule 5.4, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any domestic or foreign Governmental Authority, the Purchaser or any other Person is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 5.5 Acquisition. Acquisition has not and will not conduct any business nor does it or will it have any operating assets, and the Purchaser has good and valid title to all of the issued and outstanding shares of Acquisition Common Stock.

         Section 5.6 Finder's Fees. Neither the Purchaser nor Acquisition has incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

         Section 5.7 Financing. The Purchaser presently has, or as of the Closing Date, will have available cash or cash equivalents in an amount sufficient in order to enable the Purchaser to consummate the transaction contemplated by this Agreement.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

         Section 6.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Company agrees to conduct its Business and operations in the ordinary course. Except as may be approved in writing by the Purchaser or as is otherwise expressly permitted or required by this Agreement, the Company shall cause:

                  (a) the Company's certificate of incorporation and by-laws to be maintained in its form on the date of this Agreement;

                  (b) the Company to refrain from entering into or termination of any Contract or commitment, except (i) for extensions of existing vendor contracts, or (ii) Contracts and commitments in the ordinary course of business of a value not greater than $1,000,000 in the aggregate; provided, that the Company shall not enter into or terminate any Contracts or commitments, regardless of value, with any lenders, dealers or distributors, joint venture partner or for the licensing of any rights in, or the sale or other disposition of, any of the Company's Intellectual Property;

                  (c) the Company to refrain from increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business; provided, that, in no event shall the Company's aggregate outstanding indebtedness for borrowed money (principal, accrued interest and other borrowing costs or expenses) exceed $13,500,000;

                  (d) the Company to refrain from canceling or waiving any claim or right of Material value to the Company;

                  (e) the Company to refrain from selling, abandoning or making any other disposition of any Material asset or property or making any Material acquisition of the properties, capital stock or business of any other Person, except for dispositions or acquisitions of inventory or equipment in the ordinary course of business;

                  (f) the Company to refrain from terminating or failing to renew any Material Contract or other agreement, including, without limitation, any insurance policy;

                  (g) the Company to refrain from making any change in its accounting methods or practices;

                  (h) except in connection with the transactions contemplated by this Agreement, the Company to refrain from any change in the Company Stock issued and outstanding; any grant of any stock option or right to purchase shares of the Company Stock; any issuance of any security convertible into the Company Stock; any grant of any registration rights; any purchase, redemption, retirement, or other acquisition by the Company of any shares of the Company Stock; or any declaration or payment of any dividend or other distribution or payment in respect of shares of the Company Stock;

                  (i) except as set forth on Schedule 6.1(i), the Company to refrain from any payment or increase in any bonuses, salaries, or other compensation to any Shareholder, director, officer, or (except in the ordinary course of business) employee or the entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (j) the Company to refrain from the adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (k) the Company to refrain from the sale (other than sales of inventory or equipment in the ordinary course of business), lease, or other disposition of any asset or property of the Company or the mortgage, pledge, or imposition of any Lien on any asset or property of the Company, including the sale, lease, or other disposition of any Intellectual Property; and

                  (l) the Company to refrain from making any commitment or agreement to do any of the foregoing.

         Section 6.2 Review of the Company. The Purchaser may, prior to the Closing Date, through its representatives and agents, review the properties, books, records and personnel of the Company to familiarize itself with such properties and the Business of the Company. The Company shall permit the Purchaser and its representatives and agents to have, after the execution of this Agreement by the Purchaser and Acquisition, reasonable access to the premises and to the books and records of the Company during normal working hours and to cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the Business and properties of the Company, and copies of such corporate documents, records, agreements and other materials as the Purchaser shall from time to time reasonably request. Without limiting the generality of the foregoing, the Purchaser shall be entitled to have reasonable access to the Company's dealers, distributors, customers, vendors and others having business with the Company; provided, that: (i) the Purchaser shall coordinate all such contact with George
P. Messina, President of the Company, in advance and the Company may participate, in its discretion, in all such contact, and (ii) any such actions by Purchaser will not unreasonably interfere with the Company's business relationships. Except as may be required by law or court or governmental order, in the event of termination of this Agreement, the Purchaser shall keep confidential any material information obtained from the Company and shall return to the Company or destroy all copies of any schedules, statements, documents or other written information obtained in connection therewith. The parties hereto acknowledge that: (a) the Purchaser and the Company have entered into a Confidentiality Agreement dated October 9, 1996 (the "Confidentiality Agreement") and the Purchaser confirms that it and its Affiliates will comply with their respective obligations thereunder; and (b) Purchaser and the Company entered into a letter agreement dated May 18, 1997 that contains a confidentiality provision ("Letter Agreement"). In the event that there is a conflict between the confidentiality provisions in the Confidentiality Agreement and Letter Agreement, the provisions of the Letter Agreement shall govern.

         Section 6.3 Reasonable Efforts; Further Assurances. The Company agrees to use all reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to: (a) compliance with the HSR Act in all respects (including the filing of a notification and report form to the extent necessary), (b) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including, but not limited to, filings with Governmental Authorities, if any) and to the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authorities, (c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including, without limitation, seeking to have any temporary restraining order entered by any court or administration authority vacated or reversed.

         Section 6.4       Shareholder Approval.

                  (a) The Company shall, as soon as practicable following the date of this Agreement, and, at the option of the Company, either: (i) duly call, give notice of, convene and hold a meeting of its shareholders, or
(ii) solicit the written consent of its shareholders in accordance with Section 228 of the DGCL, for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Designated Shareholders agree to vote their shares of Company Stock in favor of the Merger. The Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement.

                  (b) The Company shall prepare, as promptly as practicable upon the execution of this Agreement, a proxy statement and form of proxy for use either at the Company's stockholder's meeting or in the Company's consent solicitation relating to this Agreement and the transactions hereby contemplated. The Company shall cause such proxy statement and form of proxy to be mailed to the shareholders of the Company at the earliest possible date.

                  (c) The Board of Directors of the Company shall recommend that the shareholders of the Company vote in favor of this Agreement and the transactions hereby contemplated and cause the Company to take all lawful actions to solicit from the shareholders of the Company's proxies in favor of such approval.

         Section 6.5       No Breach of Representations and Warranties.
Neither the Company nor any of the Designated Shareholders shall take any action which would cause or constitute a breach, or would, if it had been taken prior to the date hereof, have caused or constituted a breach of, any of its representations, warranties or covenants set forth in this Agreement. The Company shall, in the event of or promptly after the occurrence of, or promptly after obtaining Knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations, warranties or covenants set forth herein as of the Closing Date, give detailed notice hereof to the Purchaser, and the Company and the Designated Shareholders shall use all reasonable efforts to prevent or promptly remedy such breach.

         Section 6.6 IISA Compliance. Promptly upon execution of this Agreement but in any event prior to the Closing Date, the Company shall take all steps which are necessary to comply with the reporting and other requirements imposed pursuant to the International Investment Survey Act, 22 U.S.C. Section 3101, et seq., including the payment of any applicable amounts due the Bureau of Economic Analysis or any other Governmental Authority in connection therewith.

         Section 6.7 No Negotiations. Until such time, if any, as this Agreement is terminated pursuant to Section 10, neither the Company nor the Designated Shareholders will, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company or any of its Affiliates, or any of the Company Stock, or any merger, consolidation, business combination, or similar transaction involving the Company or any of its Affiliates.

         Section 6.8 Termination of Rights. At any time prior to the Closing Date, each holder of any Rights which, by their terms, are vested or exercisable ("Vested Rights"), shall be entitled to receive in exchange therefor the Company Stock into which such Vested Rights are convertible or exercisable pursuant to their terms. Unless exercised by the holders thereof prior to the Closing, all of the Vested Rights shall terminate as of the Closing Time, and the holders thereof shall have no other Rights of any kind with respect to the Company Stock or other securities of the Company. All other rights to acquire Company Stock or other securities of the Company, including without limitation, all options, warrants and other similar rights ("Unvested Rights"), also shall terminate as of the Closing Time, and the holders thereof shall not be entitled to receive any compensation or payment of any kind or other rights in respect thereof. Notwithstanding anything to the contrary, the exercise of any Vested Rights shall not increase the Merger Consideration payable by the Purchaser pursuant to the terms of this Agreement. The Company shall take all actions which are necessary or expedient to effect all of the foregoing on or prior to the Closing Date.

         Section 6.9 Environmental Matters. The Company shall address and resolve all instances of existing arsenic and diesel range organic compounds contamination at the Company's Milton, Wisconsin facility in excess of applicable residual contaminant levels established by Chapter NR-720 of the Wisconsin Administrative Code, as identified in the Phase I and Phase II Environmental Site Assessment, Property at 15 Plumb Street, Milton, Wisconsin 53563, dated June 1997, prepared by BT2, Inc. by reporting such instances to the Wisconsin Department of Natural Resources ("WDNR"), performing, or arranging to have performed, all investigation and remediation, if any, required by the WDNR, and obtaining a no action letter, or if remediation is required, obtaining a closure letter from the WDNR confirming that all required investigation and remediation has been performed and no further action is required to address and resolve such instances. The Company shall use its best efforts to satisfy its obligations hereunder prior to the Closing Date and if unsatisfied as of that date, to satisfy such obligations as soon as reasonably practicable thereafter. Any money spent or obligations incurred by the Company between the date of this Agreement and the Closing Date pursuant to this Section shall be deducted from the Total Consideration as provided in Section 3.1(a). Any money spent or obligations incurred after the Closing Date by the Company, Purchaser or Acquisition pursuant to this Section shall be reimbursed from the Escrow Account as described in Article XI. The obligations of the Company and the Designated Shareholders under this Section shall survive the Merger for the Claims Period set forth in Section 11.1 and shall be subject to the Indemnification Amount set forth in Section 11.2, but the satisfaction of such obligations shall not constitute a condition precedent to the Closing.

                                  ARTICLE VII

                   COVENANTS OF THE PURCHASER AND ACQUISITION

         Section 7.1       No Breach of Representations and Warranties.
Neither the Purchaser nor Acquisition shall take any action which would cause or constitute a material breach, or would, if it had been taken prior to the date hereof, have caused or constituted a Material breach of, any of the representations and warranties set forth in Article V hereof. The Purchaser and Acquisition shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in Article V hereof as of the Closing Date, give detailed notice thereof to the Company, and the Purchaser and Acquisition shall use their reasonable efforts to prevent or promptly remedy such breach.

         Section 7.2 Reasonable Efforts; Further Assurances. The Purchaser and Acquisition agree to use all reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to: (a) compliance with the HSR Act in all respects (including the filing of a notification and report form to the extent necessary), (b) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including, but not limited to, filings with Governmental Authorities, if any) and to the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authorities, (c) the obtaining of all necessary consents, approvals or waivers from third parties, and (d) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including, without limitation, seeking to have any temporary restraining order entered by any court or administration authority vacated or reversed.

         Section 7.3 Purchaser to Maintain Insurance. The Purchaser agrees to maintain for the period during which the Escrow and Indemnification Agreement is in effect insurance comparable to the insurance maintained by the Company on the date of execution of this Agreement. George P. Messina hereby agrees to cooperate in obtaining key-man life insurance on his life.

                                  ARTICLE VIII

          CONDITIONS TO THE PURCHASER'S AND ACQUISITION'S OBLIGATIONS

                  All obligations of the Purchaser and Acquisition under this Agreement are subject to the fulfillment, at the Closing Time, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Time by the Purchaser in its sole discretion:

         Section 8.1 Representation and Warranties. The representations and warranties contained in Article IV hereof shall be true and correct at and as of the Closing Time as though such representations and warranties were made at and as of such time, except for those representations and warranties which are expressly made as of a specified earlier date.

         Section 8.2 Covenants. The Company shall have performed and complied with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Time.

         Section 8.3 Officer's Certificate. The Purchaser shall have received a certificate of an executive officer of the Company and the Designated Shareholders, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof and in the form of
Exhibit 8.3 hereto.

         Section 8.4 Opinions of Counsel. The Purchaser shall have received the opinion of Reid & Priest LLP, dated the Closing Date, in the form of Exhibit 8.4.

         Section 8.5 Legality. No change shall have occurred in any law, rule or regulation which would prohibit the performance of the Purchaser's obligations under Article III hereof.

         Section 8.6 Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of the Purchaser's obligations under Article III hereof. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger.

         Section 8.7 Consents. The Company shall have obtained all consents and approvals to the transactions contemplated hereby which are listed on Schedule 8.7 hereto, specifically including approval under the University of Glasgow GRI algorithm license agreements, which consents shall be in form and substance acceptable to the Purchaser.

         Section 8.8 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Shareholders in accordance with applicable law, and 75% or more of the holders of the Preferred Stock shall have approved the transactions contemplated by this Agreement in accordance with the Company's certificate of incorporation and applicable law.

         Section 8.9 Merger. The Delaware Certificate of Merger shall have been executed by the Company and delivered to the Purchaser.

         Section 8.10 Corporate Matters. The Purchaser shall have received evidence that the Company has taken, completed or corrected, as applicable, each of the actions set forth on Schedule 8.10.

         Section 8.11 Other Documents. The Company and each of the Shareholders shall have executed and delivered each of the other documents and instruments required to be executed in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Escrow Agreement.

         Section 8.12 No Material Adverse Effect. There shall have been no Material Adverse Effect on the Business or prospects of the Company or in any of its assets or properties between the date of this Agreement and the Closing Date.

         Section 8.13 Employees. The Company and each of the employees of the Company listed on Schedule 8.13 shall have entered into Employment Agreements in the form attached as Exhibits 8.13, and each employee of the Company who is qualified as an exempt employee under the Fair Labor Standards Act shall have executed a confidentiality, nondisclosure and inventions agreement in the form attached as Exhibit 4.15(a).

         Section 8.14 Related Party Obligations. Each of the obligations identified in Schedule 4.25 shall have been satisfied in full on or prior to the Closing Date.

         Section 8.15 Assignment of Siemens Indemnities. The Purchaser shall have received an assignment of the Company's and the Shareholders' right, title and interest in and to the Siemens Indemnities in form and substance reasonably acceptable to Purchaser.

         Section 8.16 Cancellation of Rights. The Purchaser shall have received satisfactory evidence that each of the Rights identified in Schedule
4.4 shall have been canceled or exercised on or prior to the Closing Date, and that no such Rights shall be outstanding as of the Closing Date.

         Section 8.17 Certain Payments. The Purchaser shall have received written evidence of the payment by the Institutional Shareholders of the DLJ fees described in Section 4.17 as part of the Merger contemplated hereby.

         Section 8.18 Termination of Stockholders' Agreement. Each of the parties to the Stockholders' Agreement (other than Paul Heimbuch) shall have executed and delivered to the Purchaser an agreement or acknowledgement waiving its rights thereunder and terminating such agreement effective as of the Closing Date.

         Section 8.19 Termination of Share Purchase Rights. The Purchaser shall have received written evidence of the termination or exercise of the rights under the Management Group Stock Purchase Agreement, Management Group Earn Out Share Stock Purchase Agreements, the Earn Out Share Option Agreement and the Investor Group Stock Purchase Agreement, each dated September 15, 1993, and the Management Group Stock Purchase Agreement, and the Investor Group Stock Purchase Agreement, each dated June 21, 1996, by each of the holders thereof (other than Paul Heimbuch).

         Section 8.20 Termination of Certain Additional Agreements. The Purchaser shall have received written evidence of the termination of the Company's Management Agreements with National City Capital Corp., Harvest Partners and Frank Low effective as of the Closing Date and the payment, from the Total Consideration, of all amounts due thereunder, including amounts becoming due as a result of such termination.

         Section 8.21      Certain Payments.  The obligations set forth on
Schedule 8.21 shall have been satisfied from the Total Consideration or Merger Consideration, as applicable, pursuant to Section 3.1.

         Section 8.22 IISA Matters. The Purchaser shall have received evidence of the Company's compliance with the requirements of Section 6.6, in its reasonable discretion.

                                   ARTICLE IX

                    CONDITIONS TO THE COMPANY'S OBLIGATIONS

                  All obligations of the Company under this Agreement are subject to fulfillment, at the Closing Time, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing Time by the Company in its sole discretion.

         Section 9.1 Representations and Warranties. The representations and warranties contained in Article V hereof shall be true and correct in each case at and as of the Closing Time as though such representations and warranties were made at and as of such time, except for those representations and warranties which are expressly made as of a specified earlier date.

         Section 9.2 Covenants. Each of the Purchaser and Acquisition shall have performed and complied with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Time.

         Section 9.3 Officer's Certificate. The Company shall have received a certificate of an executive officer of each of the Purchaser and Acquisition, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof, in the forms set forth in
Exhibit 9.3.

         Section 9.4 Opinion of Counsel. The Company shall have received an opinion of Graham & James LLP, dated the Closing Date, in the form of
Exhibit 9.4.

         Section 9.5 Governmental Consents. The Company shall have obtained all approvals to the transactions contemplated hereby from all Governmental Authorities which are listed on Schedule 9.5, which consents shall be in form and substance acceptable to the Company.

         Section 9.6 Legality. No change shall have occurred in any law, rule or regulation which would prohibit the performance of the Company's obligations under Article III hereof.

         Section 9.7 Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of the Company's obligations under Article III hereof. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger.

         Section 9.8 Shareholder Approval. The Company shall have received the approval of the Shareholders to the transactions contemplated by this Agreement in accordance with applicable law.

         Section 9.9 Merger. The Delaware Certificate of Merger shall have been executed and delivered by Acquisition to the Company.

                                   ARTICLE X

                                  TERMINATION

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a)      by mutual consent of the Purchaser and the Company;

                  (b) by the Purchaser, if there has been a Material violation or breach by the Company or the Designated Shareholders of any representation, warranty or agreement contained in this Agreement or any failed condition to the Purchaser's and Acquisition's obligations under Article VIII hereof, and such breach or failure shall not have been remedied within ten (10) business days (but in no event later than the Termination Date) after receipt by the Company of a notice in writing from the Purchaser specifying the nature of the breach and requesting such be remedied;

                  (c) by the Company, if there has been a Material violation or breach by the Purchaser or Acquisition of any representation, warranty or agreement contained in this Agreement or any failed condition to the Company's obligation under Article IX hereof, and such breach or failure shall not have been remedied within ten (10) business days (but in no event later than the Termination Date) after receipt by the Purchaser of a notice in writing from the Company specifying the nature of the breach and requesting such be remedied;

                  (d) by either the Company or the Purchaser, if the Merger shall not have been consummated on or before October 31, 1997 (the "Termination Date") (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

                  (e) by either the Company or the Purchaser, if: (i) the conditions to such party's obligations shall have become impossible to satisfy, other than as a result of its own acts or omissions in violation of its obligations hereunder, or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

                  (f) by either the Company or the Purchaser, if the consent of the applicable Governmental Authorities pursuant to the HSR Act has not been secured on or prior to the Termination Date (unless the failure to secure such consent by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement).


         Section 10.2      Effect of Termination.

                  (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, except that nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

                  (b) Notwithstanding the exercise of the foregoing right to terminate or waive, the aggrieved party shall have and may pursue its rights to recover damages for breach of contract or any representation, warranty or covenant giving rise to such right.

         Section 10.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the Shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 11.1 Survival of Representations and Warranties. The respective representations and warranties of the Company contained in this Agreement shall survive the execution of this Agreement and shall terminate effective at the Closing Time. The representations and warranties of the Purchaser, Acquisition and the Company contained in this Agreement shall survive the Merger hereby until the expiration of three (3) years from the Closing Date (the "Claims Period").

         Section 11.2 Indemnification By Designated Shareholders. From and after the Closing Date, the Designated Shareholders agree, pursuant to the terms and conditions of this Agreement and the escrow agreement by and among the Company, the Institutional Shareholders, the Purchaser and Acquisition and the other parties thereto ("Escrow Agreement") in the form of Exhibit 11.2 hereto, to indemnify and hold harmless the Purchaser and Acquisition and any of their Affiliates, officers, directors, agents and representatives against any and all liabilities, damages, losses, costs or expenses whatsoever, including reasonable fees and expenses of counsel ("Losses"), suffered or incurred within the Claims Period, arising out of, or resulting from: (A) any breach of any representation or warranty made by the Company under this Agreement or the violation or non-performance of any covenant or obligation to be performed by the Company under this Agreement (other than the representations, warranties and covenants identified in subsection (B) below), and (B)(1) any breach of the representations and warranties made by the Company in Sections 4.12(b), 4.15(i) or 4.16, (2) any breach of the representations and warranties made in this Agreement which are applicable to Shanghai Burdick where the breach arises from or relates to the actions or inactions of Shanghai Burdick, and (3) the violation or nonperformance of the covenants and obligations of the Company contained in Section 6.9, including without limitation, all reimbursement obligations under Section 6.9; provided, however: (i) the liability of the Designated Shareholders under this Section 11.2 shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Indemnification Amount"); (ii) the Purchaser shall, on the Closing Date, deposit or cause to be deposited with the Disbursing Agent the Indemnification Amount into an escrow and indemnification account ("Escrow Account") with a nationally-chartered federally insured bank with assets in excess of one billion dollars pursuant to the terms and conditions of an Escrow Agreement in the form of Exhibit 11.2; and (iii) except as otherwise provided in Sections 4.17, 4.26 and 12.1, the

Purchaser's and Acquisition's indemnification rights under this Section 11.2 shall be limited solely to the Indemnification Amount in the Escrow Account, subject however, to the limitations set forth in Section 11.4. Notwithstanding the foregoing, the Escrow Agreement shall provide: (x) the Institutional Shareholders shall defend, indemnify and hold the Purchaser harmless from and against (without regard to the $500,000 basket contained in Section 11.4) any and all costs incurred by the Company in connection with the exercise of dissenters' rights by any of the Shareholders with respect to the transactions contemplated by this Agreement, including without limitation, appraisal costs and attorneys' fees and any obligation to pay appraisal amounts determined to be due in excess of that portion of the Merger Consideration otherwise payable to any dissenting Shareholders had they not dissented; (y) the indemnity set forth in subsection 11.2(B) above shall not be subject to the $500,000 basket contained in Section 11.4; and (z)(i) on the first anniversary of the Closing Date (the "First Anniversary"), the escrow agent shall release to the Institutional Shareholders pursuant to the Escrow Agreement an amount equal to one-third (1/3) of the Indemnification Amount, less the sum of: (x) all Losses paid to the Purchaser between the Closing Date and the First Anniversary, and
(y) an amount equal to the Purchaser's reasonable estimate of all Losses which have not been paid as of the First Anniversary but for which the Purchaser has asserted a claim in writing against the Institutional Shareholders as of such date pursuant to the Escrow Agreement; (ii) on the second anniversary of the Closing Date ("Second Anniversary"), the escrow agent shall release to the Institutional Shareholders pursuant to the Escrow Agreement an amount equal to two-thirds (2/3) of the Indemnification Amount, less the sum of: (w) the amount paid by the escrow agent to the Institutional Shareholders on the First Anniversary, (x) all Losses paid to the Purchaser between the First Anniversary and the Second Anniversary, including, but not limited to, Losses resolved and paid during such period which had previously been reflected as estimated Losses under Subsection (z)(i)(y) above, and (y) an amount equal to the Purchaser's reasonable estimate of all Losses which have not been paid as of the Second Anniversary but for which the Purchaser has asserted a claim in writing against the Institutional Shareholders as of such date pursuant to the Escrow Agreement; and (iii) on the third anniversary of the Closing Date, the escrow agent shall release to the Institutional Shareholders all amounts in the Escrow Account less any pending indemnification claims of Purchaser. For purposes of calculating the actual and estimated Losses under Subsections (z)(i) and
(z)(ii) above, such Losses shall be reduced by the amount, if any, of the $500,000 basket which has not been consumed as of the date of any such calculation (but only to the extent that the $500,000 basket is applicable to such Losses).

         Section 11.3 Indemnification By Purchaser. From and after the Closing Date, the Purchaser agrees to indemnify and hold harmless the Shareholders or any of their Affiliates, officers, directors, agents or representatives against any and all Losses suffered or incurred within the Claims Period, arising out of, or resulting from, any breach of any representation or warranty made by the Purchaser or Acquisition under this Agreement or the violation or non-performance of any covenant or obligation to be performed by the Purchaser or Acquisition under this Agreement; subject, however, to the limitations set forth in Sections 11.4.

         Section 11.4      Basket and Other Limitations; Insurance and Tax
Recoveries.

                  (a) No party hereto shall be entitled to recover under Sections 11.2 or 11.3 above, as the case may be, unless the party claiming indemnification provides Notice (as defined in Section 11.5) to the other party in accordance with Section 11.5 within three (3) years after the Closing Date. No party shall be entitled to indemnification under either such Section 11.2 or
11.3 unless and until the aggregate amount indemnifiable under the relevant Section exceeds Five Hundred Thousand Dollars ($500,000) and only for that amount in excess of $500,000; provided, that the full amount of any Loss or Losses shall be applied against the $500,000 basket, and not just the amount of Loss or Losses in excess of the "Material" and "Material Adverse Effect" thresholds where such terms are used in any representation, warranty or covenant contained herein.

                  (b) Notwithstanding anything in this Article XI to the contrary, the amount payable by an Indemnifying Party on account of an indemnity claim made under this Article XI shall be reduced by the amount of any insurance or tax proceeds actually received by an Indemnified Party with respect to any insurance or tax claim made by such Indemnified Party with respect thereto, after first reimbursing such Indemnified Party for the actual, out-of-pocket costs of recovery incurred by such Indemnified Party to enforce its insurance or tax claim.

         Section 11.5 Indemnification Notice. In the event that the Purchaser, Acquisition or the Shareholders has a claim for indemnification under this Article XI, the party seeking indemnification (the "Indemnified Party") shall promptly deliver to the party from whom indemnification is requested (the "Indemnifying Party") a written notice (the "Notice") which shall: (i) state that a Loss has occurred or is threatened for which the Indemnified Party is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail each individual Loss including the amount thereof, if reasonably ascertainable, and the nature of the representation, warranty, covenant, obligation or conduct to which each Loss is related.

         Section 11.6 Indemnification Procedure. Following delivery of a Notice, the Indemnifying Party shall, using its commercially reasonable efforts and at its own expense, defend, contest or otherwise protect against such legal action, claim or proceeding with legal counsel of its own selection. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnified Party is using its commercially reasonably efforts to defend any such legal action, claim or proceeding, the Indemnified Party shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and makes its employees available or otherwise render reasonable assistance to the Indemnifying Party in connection with the defense of such legal action, claim or proceeding and shall not without the prior written consent of the Indemnifying Party, settle such action, claim or proceeding for which indemnification is sought under this Article XI. In the event that the Indemnifying Party fails to use its commercially reasonable efforts to timely defend, contest or otherwise protect against any such legal action, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against such legal action, claim or proceeding and claim any compromise or settlement thereof.
The Indemnifying Party shall not compromise or settle any such matter if such compromise or settlement would have a Material Adverse Effect on the Indemnifying Party, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         Section 11.7 Tax Contests. Notwithstanding any of the foregoing, the Purchaser shall have the sole right to conduct any tax audit or other tax contest relating to the Purchaser's and the Company's tax returns after the Closing Date. In the event any indemnifiable Loss arises out of any such tax audits, the Purchaser will notify the Designated Shareholders and allow them to comment on any written submissions relating to indemnifiable Losses. No such tax contest or proceeding shall be paid, compromised or settled without the consent of the Designated Shareholders, which consent shall not be unreasonably withheld; the fact that the settlement of a tax contest will result in a Loss to or an indemnification claim by Purchaser shall not, absent a bona fide dispute with respect to the underlying tax liability giving rise thereto, constitute reasonable grounds to withhold consent. The Purchaser shall conduct any tax audits in good faith in order to minimize any indemnifiable Losses payable by the Designated Shareholders.

                                  ARTICLE XII

                                 MISCELLANEOUS

         Section 12.1 Expenses. Except as expressly otherwise provided herein, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors. The Company shall be entitled to pay up to $150,000 of the reasonable legal fees and expenses incurred by the Company and the Shareholders in connection with the transactions contemplated by this Agreement, and the excess, if any, shall be borne solely by the Shareholders. The Shareholders shall defend, indemnify and hold the Purchaser and the Company harmless from and against any such excess fees and expenses, which indemnity shall be without regard to any of the limitations or restrictions on indemnification set forth in Section 11.

         SECTION 12.2 GOVERNING LAW. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON, EXCEPT FOR MATTERS RELATING TO THE MERGER, WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

         Section 12.3 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the federal courts sitting in the states of Washington or Wisconsin, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for himself or itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in such states for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

         Section 12.4 Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 12.5 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto, to the contents and the manner of presentation and publication thereof.

         Section 12.6 Notices. Any notice, demand, request, instruction or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been duly given and shall be effective:
(a) upon receipt if delivered by hand or by prepaid overnight express service,
(b) on the date of transmission if sent by telex, facsimile or other wise transmission or (c) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and return receipt requested. Notices shall be sent to the parties at the following addresses:

                           (a)          If to Purchaser or Acquisition:

                                        Spacelabs Medical, Inc.
                                        15220 N.E. 40th Street
                                        Redmond, Washington  98073
                                        Attention: General Counsel
                                        Facsimile No.:  (425) 883-7091

                                        with a copy to:

                                        Graham & James LLP
                                        1001 Fourth Avenue, Suite 4500
                                        Seattle, Washington  98154
                                        Attention: John M. Steel
                                        Facsimile No.:  (206) 389-1708

                           (b)          If to the Company:

                                        Burdick, Inc.
                                        15 Plumb Street
                                        Milton, Wisconsin  53563-1499
                                        Attention:  George P. Messina
                                        Facsimile No.:  (608) 868-1386

                                        with a copy to:

                                        Reid & Priest LLP
                                        40 West 57th Street
                                        New York, New York 10019
                                        Attention:  Leonard Gubar, Esq.
                                        Facsimile No.:  (212) 603-2001
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         Section 12.7 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any term, covenant, representation or warranty.

         Section 12.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         Section 12.9 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto set forth the entire agreement and understanding of the parties hereto and supersede the Letter Agreements dated May 9, 1997, and May 18, 1997, and all prior agreements, arrangements and understandings among the parties.

         Section 12.10 Specific Performance. The parties agree that, due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the Purchaser in the event of a breach by the Company or Shareholders on the one hand, and to compensate the Company and the Shareholders in the event of a breach by the Purchaser and Acquisition on the other hand, of this Agreement; therefore, the parties agree that in the event of a Material breach by the breaching party of this Agreement, the nonbreaching party shall be entitled to specific performance of the breaching party's obligations hereunder.

         Section 12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 12.12 Transfer Taxes. The Shareholders and the Purchaser shall share equally the cost of any transfer taxes imposed upon the Merger or the other transactions contemplated by this Agreement.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above.

                                       SPACELABS MEDICAL, INC.



                                       By:
                                          -------------------------------------
                                             Name:
                                             Title:

                                       SLMD ACQUISITION CORPORATION


                                       By:
                                          -------------------------------------
                                             Name:
                                             Title:


                                       BURDICK, INC.


                                       By:
                                          -------------------------------------
                                             Name:
                                             Title:


                  The following shareholders of the Company agree to vote in favor of the Merger and transactions under this Agreement:


                                  HARVEST PARTNERS INTERNATIONAL, L.P.

                                  By:
                                     -----------------------------------------
                                     Name:
                                     Title:


                                  NATIONAL CITY CAPITAL CORP.

                                  By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                  NETHCORP. INVESTMENTS. VI B.V.

                                  By:  Greenfield Management Svcs. B.V.


                                       ---------------------------------------
                                       By:  Managing Director


                                  DBG AUSLAND-HOLDING GmbH

                                  By:
                                     -----------------------------------------
                                     Name:
                                     Title:


                                  V.S.P. INVESTMENT I, LTD.

                                  By:
                                     -----------------------------------------
                                     Name:
                                     Title:


                                  -------------------------------------------
                                  George P. Messina


                                  -------------------------------------------
                                  Gary Laube


                                  -------------------------------------------
                                  Robert McKaba


                                  -------------------------------------------
                                  Joseph Weber


                                  -------------------------------------------
                                  Frank A. Schmidt


                                  -------------------------------------------
                                  Gregg R. Laycock

                                  _________________________________________
                                  Robert S. Nielsen

                                    EXHIBITS



Number            Description
- ------            -----------
4.15(a)           Confidentiality Agreement

8.3               Company Officer's Certificate

8.4               Opinion of Counsel to the Company

8.13              Employment Agreements

9.3               Purchaser Officer's Certificate
                  Acquisition Officer's Certificate

9.4               Opinion of Counsel to the Purchaser and
                  Acquisition

11.2              Escrow Agreement

                                   SCHEDULES


Number            Description
- ------            -----------
3.1(a)                     Management Shareholders

4.2                        Consents

4.3                        Qualifications

4.4                        Capitalization, Shareholdings, Etc.

4.6                        Properties; Intellectual Property

4.7                        Intellectual Property

4.10                       Leases

4.11                       Material Contracts

4.12                       Litigation

4.13                       Taxes

4.14                       Insurance

4.15                       Employees; Benefit Plans

4.16                       Environmental Matters

4.17                       Institutional Shareholders

4.18                       Medical Devices

4.19                       Permits

4.21                       Adverse Changes

4.22                       Compliance with Laws

4.23                       Accounts Receivable

4.25                       Absence of Changes

4.26                       Related Party Transactions

4.27                       Acceleration of Rights

4.29                       Warranties

5.3                        Purchaser -- Non-Contravention Exceptions

5.4                        Purchaser -- Consents

6.1(i)                     Compensation Increases

8.7                        Consents -- Company

8.10                       Corporate Matters

8.13                       Key Employees

8.21                       Instruction Letter Payment Items

9.5                        Consents -- Purchaser and Acquisition

(A copy of the above schedules will be provided to the United States Securities and Exchange Commission upon request)